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Exhibit 10.22

        [SANGAMO BIOSCIENCES, INC. LETTERHEAD]

June 20, 2003

CONFIDENTIAL

Dr. Carl O. Pabo
[ADDRESS]
[CITY, STATE ZIP]

Re:    Separation Agreement and Release

Dear Dr. Pabo:

        This document, upon your signature, will constitute the agreement between you and Sangamo BioSciences, Inc. ("Sangamo"), on the terms of your separation from employment (the "Separation Agreement"). It is understood that both you and Sangamo want to preclude any dispute arising out of your employment, your separation, or any other matter involving you and Sangamo and also wish to preserve the good will that exists between you and Sangamo.

  Termination of Employment

          1.    Termination Date.    Your full time employment with Sangamo will terminate effective June 30, 2003 ("Termination Date"). This will be deemed the date of termination for purposes of your employment agreement with Sangamo dated September 12, 2001 and signed by you on October 1, 2001 ("Employment Agreement").

          2.    Scientific Advisory Board.    In consideration of the terms of this agreement, including the continued vesting of your Sangamo stock options, upon termination of your employment, you will become Chairman of Sangamo's Scientific Advisory Board ("SAB") and serve as a consultant to the Company, the time to be required for such duties to be 50 days in the first year and 30 days in the second year following the Termination Date, and up to 15 days in the period between July 1, 2005 and December 31, 2005, and you agree to continue your service on the SAB and as a consultant to the Company until Sangamo advises you in writing that your service is no longer required but not beyond December 31, 2005, except on our mutual agreement. During the period of your service on the SAB, you will not compete with Sangamo by being employed by, or consulting for, or having an economic interest in (excluding ownership of less than 1% of the outstanding stock of any publicly held company) any company, firm or organization (excluding academic institutions, non-profit institutions, or government agencies) engaged in developing, producing or selling nucleic acid binding proteins, gene regulation or gene correction technologies or functional alternatives therefor ("Prohibited Activities"); provided, however, in the event you become employed by, or consult with, a company engaged in any of the Prohibited Activities that has annual revenues in excess of $500 million the restriction on employment shall only apply to a division or group as described in the company's organization table that engages in the Prohibited Activities. If you have made significant scientific or conceptual contributions, you will be eligible for authorship on papers published by Sangamo or for inventorship on patents submitted by Sangamo.

  What You Will Receive

          3.    Payment.    In accordance with your Employment Agreement, Sangamo agrees to make severance payments to you for the twelve-month period commencing with the Termination Date of this Separation Agreement. The total amount of such payments shall be equivalent to one year's base salary. Sangamo will make the severance payments to you calculated at a salary rate of $24,583.33 per month ($295,000 per year), less all applicable withholdings and deductions. Such payments will be made in accordance with Sangamo's normal payroll practices and schedule, and will commence with the first regularly scheduled payroll after the Termination Date. All consulting or SAB participation after the second year of this agreement, and any consulting or SAB participation during the first two years of this agreement that (by mutual agreement) is in excess of the 50 and 30 day limits shall be reimbursed at $1,000 per day.

          4.    Benefits.    Your participation in medical, dental and vision plans (for yourself and for your daughter) will be continued for the twelve-month period commencing with the Termination Date, as if you were employed through that date by the Company paying the cost of your COBRA benefits. After this period you will, if you wish, be able to extend such coverage up to the maximum allowed for COBRA by paying for the COBRA benefits yourself.

          5.    Stock Options.    You will retain the options you have and will continue to vest in Sangamo stock options in accordance with the terms of your Stock Option Agreement and Sangamo's 2000 Stock Incentive Plan so long as you remain a member of the SAB.

          6.    Loan Forgiveness.    The remainder of the loan made to you by Sangamo on May 10, 2002 (with an original principal of $250,000) and the remainder of the accrued interest will be forgiven in its entirety on the Termination Date, provided you have complied with your Employment Agreement prior thereto. Sangamo agrees that, as of the date of this Separation Agreement and Release, you have fully complied with all terms, conditions, requirements and obligations of your Employment Agreement. Within five business days of this loan forgiveness you will deliver your personal check to Sangamo to cover withholding and related taxes (as calculated by Sangamo) related to this loan forgiveness and to any remaining portion of the original loan forgiveness that has not already been covered by withholding from your salary.

  What You Are Agreeing to Release

          7.    General Release.    In consideration for the foregoing benefits, payments and other consideration, you agree to unconditionally and forever release and discharge Sangamo and all of its related entities, officers, directors, agents and employees, and each of them, of and from any and all debts, claims, liabilities, demands and causes of action of every kind, nature and description, whether known or unknown, including, but not limited to, any claim for salary, stock options, severance, benefits, and any other form of compensation; claims for breach of contract, breach of the covenant of good faith and fair dealing, termination in violation of public policy or wrongful termination; negligence; intentional torts; fraud and misrepresentation; any claim for breach of fiduciary duty, whether as a shareholder or in any other capacity; and any claims under federal, state or local law, including, but not limited to, the Fair Employment and Housing Act, the California Labor Code, the Family Medical Leave Act, the California Family Rights Act, the Age Discrimination in Employment Act ("ADEA"), the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964, and any waivable clams under any workers' compensation statute, which you have or may have or could assert against Sangamo as of the Effective Date of this Separation Agreement, including, but not limited to, any claims arising out of or connected with your employment, the termination of your employment, or your investment in Sangamo or ownership of Sangamo stock.

          8.    Waiver of Claims.    It is further understood and agreed that as a condition of this Agreement, you expressly waive and relinquish any and all claims, rights or benefits that you may have under California Civil Code 1542, which provides as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor."

  Other Agreements

          9.    Non-Disparagement.    You agree that you will not make any disparaging statements or comments, either as fact or as opinion, about Sangamo, including, but not limited to, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position, financial statements, financial condition, performance and other similar information. Notwithstanding the foregoing, you may express your opinions at meetings of the SAB and to executive officers and members of the board of directors of the Company and to others designated by the CEO of the Company, and in any way judicial or regulatory proceeding requiring your participation. Sangamo will require its executive officers and directors not to make any disparaging statements or comments, either as fact or opinion, about your service as an officer of, or consultant to, Sangamo.

          10.    Proprietary and Confidential Information.    You also agree to preserve as confidential and not to use or disclose any Sangamo trade secrets, confidential knowledge, data or other proprietary information relating to technology customers, products, business plans, financial or organizational information or other subject matter pertaining to any business of Sangamo or any of its clients, customers, or licensees ("Confidential Information") from this day forward provided, however, that Confidential Information shall not include a) information which is or becomes generally known or available to others in the field to which the information relates other than by breach of this Separation Agreement and Release and b) information which judicial or government actions require you to disclose. The Proprietary Information Agreement you signed on October 1, 2001 will continue to remain in full force and effect. A copy of that agreement is attached.

          11.    Confidentiality.    You agree that the terms of this Separation Agreement are confidential. It is therefore agreed that, unless compelled by law, you will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Separation Agreement to any person or entity, except to any of your attorneys, tax consultants, professional representatives, fiancée or spouse, and any other person with a business need to know information concerning this Separation Agreement, including prospective employers, clients, collaborators (academic, non-profit, or government) or business partners.

          12.    Waiver, Amendment and Modification of Agreement.    No waiver, amendment or modification of any of the terms of this Separation Agreement shall be effective unless in writing and signed by all parties. No waiver of any term, condition or default of any term of this Separation Agreement shall be construed as a waiver of any other term, condition or default.

          13.    California Law Applies.    This Separation Agreement, in all respects, shall be interpreted, enforced, governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such state, without regard to the choice-of-law or conflict-of-laws principles of any jurisdiction.

          14.    Breach.    You and Sangamo agree that, in the event of any breach of this Separation Agreement, the non-breaching party shall be entitled to pursue all available legal and equitable remedies, including injunctive relief, and shall have the right to recover reasonable attorneys' fees and costs, unless otherwise provided by law.

          15.    Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Separation Agreement shall continue in full force and effect without said provision.

          16.    Headings Are Not Controlling.    The headings used in this Separation Agreement are for the purpose of organization only and are not intended to inform, alter or control the terms of this Agreement.

          17.    Facsimile Signature.    Facsimile signatures on this Separation Agreement shall be treated as original signatures.

          18.    Complete and Voluntary Agreement.    This Separation Agreement, and any other agreement referenced herein, sets forth the entire agreement between you and Sangamo relating to the subject matter hereof. You warrant that you have read and fully understood this Separation Agreement; that you have had the opportunity to consult with legal counsel of your own choosing and to have the terms of the Separation Agreement fully explained to you; that you are not executing this Separation Agreement in reliance on any promises, representations or inducements other than those contained herein; and that you are executing this Separation Agreement knowingly and voluntarily, free of any duress and coercion.

  Effective Date of the Separation Agreement

          19.    Timeline for Considering, Signing and Revoking the Separation Agreement.    You understand and agree that you have been provided a period of twenty-one (21) days within which to consider whether you will execute this Separation Agreement. The offer of this Separation Agreement shall expire on the twenty-second (22nd) day after you have received it. If this day is a Saturday, Sunday or holiday recognized by the U.S. Postal Service, the expiration date is extended to the next business day.

          An executed Separation Agreement must be delivered or mailed to Edward Lanphier, at Sangamo BioSciences, Inc. on or before the twenty-first (21st) day after receiving this Separation Agreement. Unless you personally deliver the signed Agreement on or before this date, it must be sent by a traceable overnight delivery service or traceable overnight express mail and postmarked on or before this date (the end of the twenty-first (21st) day after receiving this Separation Agreement).

          You have a limited period of seven (7) calendar days after signing to revoke your acceptance of this Separation Agreement. You must deliver or mail written notification of revocation to Edward Lanphier at Sangamo BioSciences, Inc. Unless you personally deliver the signed revocation within this seven (7) calendar day period, it must be sent by a traceable overnight delivery service or traceable overnight express mail and postmarked on or before the end of the seven (7) calendar day period after signing this Separation Agreement. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.

          Because of the revocation period, you understand that the payment requirements of this Separation Agreement shall not become effective or enforceable until the eighth (8th) calendar day after the date you sign this Separation Agreement (the "Effective Date").

        Please confirm your agreement to these terms by signing the Separation Agreement below and returning the signed copy to me.

Very truly yours,

Edward Lanphier
President & CEO
Sangamo BioSciences, Inc.

By signing this letter, I acknowledge that I have had twenty-one (21) days to review this Separation Agreement carefully, and to consult with attorneys or advisors of my choice. I understand the terms of this Separation Agreement and the significance of the waivers that I have made, and I am signing this Separation Agreement voluntarily and without coercion.

Dr. Carl Pabo	Date

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  Exhibit 10.22